EXHIBIT 3.1

ARTICLES OF INCORPORATION

OF

CATERPILLAR FINANCIAL FUNDING CORPORATION

      The undersigned, for the purposes of association to establish CATERPILLAR FINANCIAL FUNDING CORPORATION (the “Corporation”) for the transaction of business and the promotion and conduct of the objects and purposes hereinafter stated, under the provision of and subject to the requirements of the laws of the State of Nevada, adopts the following Articles of Incorporation:

ARTICLE 1

Name

      The name of the Corporation is:

CATERPILLAR FINANCIAL FUNDING CORPORATION.

ARTICLE 2

Principal Office

      The principal office of the Corporation in Nevada is to be located at 300 S. Fourth Street, Suite 1400, Las Vegas, Nevada 89101. The Corporation may also maintain an office or offices at such other places within or outside of the State of Nevada, as it may from time to time determine. Corporate business of every kind and nature may be conducted, and meetings of directors and stockholders held outside the State of Nevada, the same as in the State of Nevada.

ARTICLE 3

Business Purpose and Powers

      Section 3.01 The purposes for which the Corporation is organized are as follows:

      (a) Business Purpose. The purpose of the Corporation is limited to:

           (i) to act as settlor or depositor of trusts (the “Trusts”) formed under one or more trust agreements, sale and servicing agreements or other agreement (the “Agreements”); (ii) to acquire, own, hold, sell, transfer and otherwise deal with (A) accounts, accounts receivable, other receivables, contract rights, chattel paper, instruments, documents, notes and other indebtedness (collectively, “Receivables”) arising out of machinery, equipment and engine retail installment sales contracts, finance leases and dealer warehousing lines and (B) any interest in the machinery, equipment and engines, if any, relating to sales or leases which gave rise to Receivables, other security interests or liens and property subject thereto from time to time purporting to secure payment of Receivables, and guarantees, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of Receivables, whether pursuant to a contract related to Receivables or otherwise (collectively, “Related Security”); (iii)to sell and assign Receivables to Trusts and issue evidences of ownership or assignment in respect thereof, and to secure the obligations of the Corporation in connection with such sales, assignments and ownership, with (and pledge and grant liens on and security interests in) Receivables and Related Security acquired from time to time by the Corporation and by other assets and properties which the Corporation owns from time to time or in which it otherwise has a right, title or interest; (iv) to authorize, sell and deliver any class of certificates or other securities issued by the Trusts under the Agreements; (v) to hold and enjoy all of the rights and privileges of any securities issued by the Trusts to the Corporation under the related Agreements, and except to the extent otherwise provided in any security or Agreement, to sell, assign, pledge or otherwise transfer any such security or any interest therein; (vi) to perform its obligations under the Agreements and any indenture or other agreement pursuant to which any notes or certificates are issued by the Corporation or any Trust; and (vii) to invest cash balances on an interim basis in certain short-term investments; (viii) to execute, deliver and perform agreements evidencing, necessitated by or in connection with any and all of the foregoing or any and all of the activities and powers referred to in clause (ix) below; and (ix) to engage in activities incidental to and necessary to accomplish the foregoing; provided, however, that the Corporation may not issue any securities, cause any Trust to issue securities or incur or guarantee any indebtedness if the effect of such action would be to cause any nationally recognized statistical rating organization then rating any of the Corporation’s or any Trust’ s outstanding securities or indebtedness to reduce or withdraw any of their ratings thereon.

      Section 3.02 Powers. The Corporation, subject to any specific written limitations or by these Articles of Incorporation, shall have and exercise the following powers:

           (A) The directors shall have the power to make, alter or repeal By-laws, except as may otherwise be provided in the By-laws.

           (B) Elections of directors need not be by written ballot, except as may otherwise be provided in the By-laws.

           (C) The Corporation shall maintain its principal executive office separate from that of any Controlling Entity (as each defined in Clause “O”‘ of this Article) and shall conspicuously identify such office as its office.

           (D) The Corporation shall maintain its financial statements, accounting records and other corporate documents separate from those of any Controlling Entity or any other entity.

           (E) The Corporation shall prepare unaudited annual financial statements, and the Corporation’s financial statements shall subsequently comply with generally accepted accounting principles (except as noted in such financial statements).

           (F) The Corporation shall maintain its own separate bank accounts and correct, complete and separate books of account.

           (G) The Corporation shall at all times hold itself out to the public (including any Controlling Entity’s creditors) under the Corporation’s own name and as a separate and distinct corporate entity. The Corporation’s name may not be used by any other Controlling Entity in the conduct of its business, nor may the Corporation use the name of any other Controlling Entity in the conduct of its business. The Corporation shall at all times have a separate telephone number, stationery and other business forms.

           (H) All customary formalities regarding the corporate existence of the Corporation, including holding meetings of or obtaining the consent of its Board of Directors, as appropriate, and its stockholders and maintaining separate current and accurate minute books, shall be observed.

           (I) The Corporation shall retain as its accountants a nationally recognized firm of independent certified public accountants, provided that such accountants may also serve as accountants of any Controlling Entity.

           (J) Investments shall be made directly by the Corporation or on its behalf by brokers engaged and paid by the Corporation or its agents.

           (K) All business transactions entered into by the Corporation with any Controlling Entity shall be on such terms and conditions (including terms relating to amounts paid thereunder) as would be generally available if such business transaction were with an entity that was not a Controlling Entity in comparable transactions, and shall be approved by the Board of Directors.

           (L) Except as provided in Article 3 hereof, the Corporation shall not guarantee or assume or hold itself out or permit itself to be held out as having guaranteed or assumed any liabilities or obligations of a Controlling Entity.

           (M) Other than organizational expenses, the Corporation shall pay its own liabilities, indebtedness and obligations of any kind, including all administrative expenses, from its own separate assets.

           (N) Assets of the Corporation shall be separately identified, maintained and segregated. The Corporation’s assets shall at all times be held by or on behalf of the Corporation and, if held on behalf of the Corporation by another entity including any Controlling Entity, shall at all times be kept identifiable (in accordance with customary usages) as assets owned by the Corporation.

           (O) As defined herein, “Controlling Entity” means any entity other than the Corporation (a) which owns beneficially, directly or indirectly, 10% or more of the outstanding shares of common stock of the Corporation, (b) of which 10 % or more of the outstanding voting securities are owned beneficially, directly or indirectly, by any entity described in Clause (a) above, or (c) which otherwise controls or is otherwise controlled by or is under common control with any entity described in Clause (a) above; provided that, for purposes of this definition, the terms “control,” “controlled by” and “under common control with” shall have the meanings assigned to them in Rule 405 under the Securities Act of 1933, as amended.

      Section 3.03 Limitations of Powers. Notwithstanding any other provisions of these Articles of Incorporation and any provision of law that otherwise so empowers the Corporation, the Corporation shall not, without(a) the affirmative vote of 100 % of the holders of shares of stock of the Corporation and (b) the affirmative vote of 100% of the Board of Directors, do any of the following:

           (a) engage in any business or activity other than in accordance with Article 3;

           (b) incur any indebtedness, or assume or guarantee any indebtedness of any other entity, other than in connection with the activities described in Article 3;

           (c) dissolve or liquidate, in whole or in part (including a dissolution of the Corporation at the request of a majority of the holders of the shares of stock of the Corporation), unless (i) the Board of Directors has unanimously consented to such dissolution, or (ii) as part of such dissolution, any securities issued by any Trust or by the Corporation itself (other than the Corporation’s common stock) have been paid or have been otherwise provided for;

           (d) consolidate with or merge into any other entity or convey or transfer its properties and assets substantially as an entirety to any entity;

           (e) institute proceedings to be adjudicated bankrupt or insolvent; or consent to the institution of bankruptcy or insolvency proceedings against it; or file a petition seeking, or consent to, reorganization or relief under any applicable federal or state law relating to bankruptcy; or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or a substantial part of its property; or make any assignment for the benefit of creditors; or admit in writing its inability to pay its debts generally as they become due; or take any corporate action in furtherance of any such action;

           (f) authorize any amendment to these Articles of Incorporation; or

           (g) acquiesce, petition or otherwise invoke or cause any Trust to invoke the process of any court or government authority for the purpose of commencing or sustaining a case against such Trust under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of such Trust or any substantial part of such Trust’ s property, or ordering the winding up or liquidation of the affairs of such Trust.

ARTICLE 4

Directors

      Members of the governing board shall be styled Directors. The initial Board of Directors shall consist of three (3) members. The number of directors may be increased or decreased by a duly adopted amendment to the By-laws of the Corporation. The names and business addresses of the first Board of Directors are as follows:

Name	Business Address
Thomas J. DePauw	1855 W. Baseline Road, Suite 270, Mesa, Arizona 85202

Scott E. Harris	1855 W. Baseline Road, Suite 270, Mesa, Arizona 85202

C. David Brooks	1855 W. Baseline Road, Suite 270, Mesa, Arizona 85202

      The number of the Directors of this Corporation may from time to time be increased or decreased as set forth hereinabove by an amendment to the By-laws in that regard, and without the necessity of amending these Articles of Incorporation.

      At all times on or after the issuance of any security by any Trust or by the Corporation itself (other than the corporation’s common stock), at least two of the directors serving on the Board of Directors of this Corporation and any Executive Committee of the Board of Directors shall be Independent Persons (as defined below) (except in the event of the resignation, death or removal of any such person, in which event the vacancy shall be filled by another Independent Person). For the purposes hereof the term “Independent Person” means an individual who is not, and who has never been, (i) an owner of any shares of the common stock of the Corporation, or 10% or more of the voting securities of any Controlling Entity (as defined in Article 3, Clause “O”), nor (ii) a director, officer or employee of any Controlling Entity.

ARTICLE 5

Authorized Shares

      Section 5.01 The capital stock of the Corporation shall consist of Five Thousand (5,000) shares of common stock, $0.01 par value.

      Section 5.02 The capital stock of this Corporation, after the amount of the subscription price is paid in cash or in kind, shall be and remain non-assessable and shall not be subject to assessment to pay the debts of the Corporation, and the private property of the stockholders shall not be liable for debts or liabilities of the Corporation. The stock shall be issued for such consideration as may be fixed from time to time by the Board of Directors.

ARTICLE 6

Indemnification

      Section 6.01 No corporate director or officer shall be personally liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer of the Corporation, except for his acts or omissions involving intentional misconduct, fraud, a knowing violation of law, or the payment of dividends in violation of N.R.S. 78.300. Any repeal of this Article may be prospective only.

      Section 6.02 Every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorney’s fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Corporation. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any By-law, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this Article.

      Without limiting the application of the foregoing, the Board of Directors may adopt By-laws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprises against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have the power to indemnify such person.

      The indemnification provided in this Article shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

ARTICLE 7

Period of Duration

      The Corporation shall have perpetual existence.

ARTICLE 8

Resident Agent

      The Resident Agent of the Corporation shall be the Corporation Trust Company of Nevada, One East First Street, Reno, Nevada 89501.

ARTICLE 9

INCORPORATOR

      The name and address of the incorporator for the Corporation is as follows:

          Nancy L. Snowden, Esq.
          332 Went End Avenue
          Nashville, Tennessee 37203-1071

      EXECUTED this 18th day of July, 1995.

/s/ Nancy L. Snowden
NANCY L. SNOWDEN

STATE OF TENNESSEE	) )	ss:
COUNTY OF DAVIDSON	)

      On this 18th day of July, 1995, personally appeared NANCY L. SNOWDEN, before me, a Notary Public in and for said County and State, who acknowledged to me that she is the sole incorporator referred to in Article 9, that she executed the foregoing instrument as such and that the statements therein are true.

/s/ Karen C. Rogers
NOTARY PUBLIC in and for said
County and state